INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-8 of our report dated February 7, 1996, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 1995, and to the reference to us under Item 3, "Incorporation of Documents by Reference", of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan  48642

March 15, 1996